Exhibit 21.1

SUBSIDIARIES OF MAI SYSTEMS CORPORATION

(12/31/04)

The following is a list showing MAI Systems Corporation and each of its subsidiaries, as of December 31, 2004, indicating each jurisdiction under the laws of which it was organized:

NAME:	JURISDICTION OF INCORPORATION

MAI SYSTEMS CORPORATION	Delaware

CLS Software International, Inc.	California

Hotel Information Systems Ltd.	Hong Kong

Hotel Information Systems Asia, Pte. Limited	Singapore

Hotel Information Solutions Limited	United Kingdom

Boss Solutions Limited	Hong Kong

Hospitality Services and Solutions	Malaysia